                                                               EXHIBIT 10.22



                         EXECUTIVE EMPLOYMENT AGREEMENT

     This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of the 28th day of August, 2006, between Optium Corporation, a Delaware corporation (the "Company"), and Christopher E. Brown ("Executive").

     WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company on the terms contained herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The term of this Agreement shall extend from the date hereof (the "Commencement Date") until the second anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on the second anniversary of the Commencement Date and each anniversary thereafter unless, not less than 90 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred. The term of this Agreement shall be subject to termination as provided in Paragraph 6 and may be referred to herein as the "Period of Employment."

2. POSITION AND DUTIES. During the Period of Employment, Executive shall have the title of General Counsel and Vice President Corporate Development of the Company or such other title as determined by the Board of Directors of the Company (the "Board") or Chief Executive Officer, and shall have such powers and duties as may from time to time be prescribed by the Board, Chief Executive Officer or other authorized executive. Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with Executive's performance of his duties to the Company as provided in this Agreement.

3. COMPENSATION AND RELATED MATTERS.

     (a) BASE SALARY AND INCENTIVE COMPENSATION. Executive's initial annual base salary shall be $190,000. Executive's base salary shall be redetermined annually by the Board or a Committee thereof; provided, that following a Change in Control (as defined below), Executive's base salary may not be reduced except for across-the-board reductions similarly affecting all or substantially all management employees. The base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary shall be payable in substantially equal bi-weekly installments. In addition to Base Salary, Executive shall be eligible to receive cash incentive compensation as determined by the Board or a Committee thereof from time to time, and shall also be eligible to participate in such incentive compensation plans as the Board or a Committee thereof shall determine from time to time for employees of the same status within the hierarchy of the Company.

     (b) EXPENSES. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Period of Employment, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

     (c) OTHER BENEFITS. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under all of the Company's Employee Benefit Plans in effect for all executive level personnel or applicable generally to employees of the Company from time to time, subject to the terms and conditions of such plans. As used herein, the term "Employee Benefit Plans" includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. To the extent that the scope or nature of benefits described in this section is determined under the policies of the Company based in whole or in part on the seniority of an employee's service, Executive shall be deemed to have seniority with the Company equal to the actual time of Executive's service with the Company. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to Executive under a plan or arrangement referred to in this Subparagraph 3(c) in respect of any calendar year during which Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

     (d) PAID TIME OFF. Executive shall be entitled to twenty (20) days of paid time off in each calendar year usuable in accordance with the Company's policies, which shall be accrued ratably during the calendar year. Executive shall also be entitled to all paid holidays given by the Company to its executives. To the extent that the scope or nature of benefits described in this section are determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee's service, Executive shall be deemed to have a tenure with the Company equal to the actual time of Executive's service with Company.

4. TERMINATION. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

     (a) DEATH. Executive's employment hereunder shall terminate upon his death.

     (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive's employment hereunder.

     (c) TERMINATION BY COMPANY FOR CAUSE. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder for Cause if such termination is approved by the Chief Executive Officer or not less than a majority of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement, "Cause" shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) criminal or civil conviction or indictment of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction or indictment of a felony involving moral turpitude; (C) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Chief Executive Officer or the Board;
(D) a breach by Executive of any of the material provisions of the Executive's Employee Agreement regarding Inventions, Confidentiality and Non-Competition (the "Employee Agreement") which is not or cannot be cured within ten (10) days following written notice of such breach from the Chief Executive Officer or the Board; or (E) a material violation by Executive of the Company's employment policies which has continued following written notice of such violation from the Chief Executive Officer or the Board. In the event that the agreements or plans governing any of Executive's stock-based grants and awards include and use a definition of "Cause", the definition of Cause above shall supercede and apply in place of any such definition in the applicable agreement and/or plan with respect to Executive's applicable stock-based grants and awards.

     (d) TERMINATION WITHOUT CAUSE. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder without Cause if such termination is approved by the Board at a meeting of the Board called and held for such purpose. Any termination by the Company of Executive's employment under this Agreement which does not constitute a termination for Cause under Subparagraph 4(c) or result from the death or disability of the Executive under Subparagraph 4(a) or (b) shall be deemed a termination without Cause. If the Company provides notice to Executive under Paragraph 1 that it does not wish to extend the Period of Employment, such action shall be deemed a termination without Cause.

     (e) TERMINATION BY EXECUTIVE. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason; PROVIDED, that Executive may terminate his employment for Constructive Termination only within twelve (12) months after the occurrence of the first event constituting a Change in Control. If Executive provides notice to the Company under Paragraph 1 that he does not wish to extend the Period of Employment, such action shall be deemed a voluntary termination by Executive and one without Constructive Termination. For purposes of this Agreement, "Constructive Termination" shall mean that Executive has complied with the "Constructive Termination Process" (hereinafter defined) following the occurrence of any of the following events within twelve
(12) months after
the occurrence of the first event constituting a Change in Control: (A) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties other than to reflect the integration of the Company into any acquiring entity; (B) an involuntary reduction in Executive's Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (C) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; (D) the involuntary relocation of the Company's offices at which Executive is principally employed to a location more than thirty (30) miles from such offices, or the requirement by the Company that Executive be based anywhere other than the Company's offices at such location on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations; or (E) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement as required by Paragraph 8. "Constructive Termination Process" shall mean that (i) Executive reasonably determines in good faith that a "Constructive Termination" event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Constructive Termination event; (iii) Executive cooperates in good faith with the Company's efforts, for a period not less than sixty (60) days following such notice, to modify Executive's employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Constructive Termination events continues to exist and has not been modified in a manner acceptable to Executive. If the Company cures the Constructive Termination event in a manner acceptable to Executive during the sixty (60) day period, Constructive Termination shall be deemed not to have occurred. In the event that the agreements or plans governing any of Executive's stock-based grants and awards include and use a definition of "Constructive Termination", the definition of Constructive Termination above shall supercede and apply in place of any such definition in the applicable agreement and/or plan with respect to Executive's applicable stock-based grants and awards.

     (f) NOTICE OF TERMINATION. Except for termination as specified in Subparagraph 4(a), any termination of Executive's employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

     (g) DATE OF TERMINATION. "Date of Termination" shall mean: (A) if Executive's employment is terminated by his death, the date of his death; (B) if Executive's employment is terminated on account of disability under Subparagraph 4(b) or by the Company for Cause under Subparagraph 4(c), the date on which Notice of Termination is given; (C) if Executive's employment is terminated by the Company under Subparagraph 4(d), sixty (60) days after the date on which a Notice of Termination is given; and (D) if Executive's employment is terminated by Executive under Subparagraph 4(e), thirty (30) days after the date on which a Notice of Termination is given.

5. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

     (a) If Executive's employment terminates by reason of his death, the Company shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive's estate, Executive's accrued and unpaid Base Salary to the date of his death, plus his accrued and unpaid incentive compensation, if any, under Subparagraph 3(a), plus his unused paid time off. All stock-based grants and awards held by Executive shall be treated upon the death of the Executive in accordance with their terms. For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Executive's spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company's obligations hereunder.

     (b) During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his accrued and unpaid Base Salary and accrued and unpaid incentive compensation, if any, under Subparagraph 3(a), until Executive's employment is terminated due to disability in accordance with Subparagraph 4(b) or until Executive terminates his employment in accordance with Subparagraph 4(e), whichever first occurs. All stock-based grants and awards held by Executive shall be treated upon the Date of Termination in accordance with their terms. For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive and Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Subparagraph 5(a) shall apply.

     (c) If Executive's employment is terminated by Executive other than for Constructive Termination as provided in Subparagraph 4(e), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given, plus his unused paid time off. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. All stock-based grants and awards held by Executive shall be treated upon the Date of Termination in accordance with their terms.

     (d) If Executive's employment is terminated by the Company without Cause as provided in Subparagraph 4(d), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation, if any, under Subparagraph 3(a), plus his unused paid time off. In addition, subject to signing by Executive of a general mutual release of claims in a form and manner satisfactory to the Company,

          (i) the Company shall pay Executive an amount equal to one (1) times the sum of Executive's current Base Salary and his Average Incentive Compensation (the "Severance Amount"). The Severance Amount shall be paid out in substantially equal bi-weekly installments over twelve (12) months, in arrears. For purposes of this Agreement, "Average Incentive Compensation" shall mean the average of the annual incentive compensation under Subparagraph 3(a) received by Executive for the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Company. In no event shall "Average Incentive Compensation" include any sign-on bonus, retention bonus or any other special bonus. Notwithstanding the foregoing, if the Executive breaches any of the material provisions contained in the Employee Agreement, all payments of the Severance Amount shall immediately cease; and

          (ii) in addition to any other benefits to which Executive may be entitled in accordance with the Company's then existing severance policies, the Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive and Executive's spouse and dependents to continue to receive health insurance coverage.

     (e) If Executive's employment is terminated by the Company for Cause as provided in Subparagraph 4(c), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given, plus his unused paid time off. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. All stock-based grants and awards held by Executive shall be treated upon the Date of Termination in accordance with their terms.

     (f) Nothing contained in the foregoing Subparagraphs 5(a) through 5(e) shall be construed so as to affect Executive's rights or the Company's obligations relating to agreements or benefits which are unrelated to termination of employment.

6. CHANGE IN CONTROL PAYMENT. The provisions of this Paragraph 6 set forth certain terms of an agreement reached between Executive and the Company regarding Executive's rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 5(d)(i) regarding severance pay upon a termination of employment, if such termination of employment occurs within twelve (12) months after the occurrence of the first event constituting a Change of Control, provided that such first event occurs during the Period of Employment. These provisions shall terminate and be of no further force or effect beginning twelve
(12) months after the occurrence of a Change of Control.

     (a) CHANGE IN CONTROL.

          (i) If within twelve (12) months after the occurrence of the first event constituting a Change in Control, Executive's employment is terminated by the Company without Cause as provided in Subparagraph 4(d) or Executive terminates his employment for Constructive Termination as provided in Subparagraph 4(e), then the Company shall pay Executive a lump sum in cash in an amount equal to his unused paid time off, plus one (1) times the sum of (A) Executive's current Base Salary plus (B) Executive's most recent annual incentive compensation under Subparagraph 3(a) for the most recent fiscal year, excluding any sign-on bonus, retention bonus or any other special bonus;

          (ii) Executive shall be entitled to any rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the applicable incentive agreement or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and

          (iii) The Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the Date of Termination.

     (b) DEFINITIONS. For purposes of this Paragraph 6, the following terms shall have the following meanings:

     Prior to the consummation of the Company's initial public offering of its common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "IPO"), "Change of Control" shall have the meaning ascribed to such term in the Company's 2000 Stock Incentive Plan, as amended. Thereafter, "Change in Control" shall mean any of the following:

          (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall acquire (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, securities of the Company representing twenty-five percent (25%) or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board ("Voting Securities") or (B) the then outstanding shares of Company's common stock, par value $0.0001 per share ("Common Stock") (other than by a person who holds, as of the Effective Date, directly or indirectly securities of the Company representing twenty percent (20%) or more of either (A) the combined voting power of the Company's then outstanding Voting Securities or (B) the then outstanding shares of Company's Common Stock); or

          (ii) persons who, as of the Commencement Date, constitute the Company's Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors then constituting the Board or the nominating committee thereof; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

          (iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any),
     (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

     Notwithstanding the foregoing, following consummation of the IPO a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to twenty-five percent (25%) or more of either
(A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock; PROVIDED, HOWEVER, that if any person referred to in this sentence (other than by a person who holds, as of the Effective Date, directly or indirectly securities of the Company representing twenty percent (20%) or more of either (x) the combined voting power of the Company's then outstanding Voting Securities or (y) the then outstanding shares of Company's Common Stock) shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock, then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause
(a). In the event that the agreements or plans governing any of Executive's stock-based grants and awards include and use a definition of "Change of Control", the definition of Change of Control above shall supercede and apply in place of any such definition in the applicable agreement and/or plan with respect to Executive's applicable stock-based grants and awards.

     7. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

     if to the Executive:

           At his home address as shown
           in the Company's personnel records;

     if to the Company:

           Optium Corporation
           500 Horizon Drive, Suite 505
           Chalfont, PA 18914
           Attention:  Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. SUCCESSOR TO COMPANY. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Constructive Termination if the Executive elects to terminate employment.

9. MISCELLANEOUS. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth (or in the case of the Employee Agreement, referenced) expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania (without regard to principles of conflicts of laws).

10. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. ARBITRATION; OTHER DISPUTES. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to such a restraining order or injunction in any court of competent jurisdiction to prevent any violation of the Employee Agreement. Furthermore, should a dispute occur concerning Executive's mental or physical capacity as described in Subparagraph 4(b), 4(c) or 5(b), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive. If the opinion of the Company's doctor and Executive's doctor conflict, the Company's doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding.

13. THIRD-PARTY AGREEMENTS AND RIGHTS. Executive represents to the Company that Executive's execution of this Agreement, Executive's employment with the Company and the performance of Executive's proposed duties for the Company will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

14. LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Compensation and Average Incentive Compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 14, including, but not limited to, reasonable attorneys' fees and costs.

15. GENDER NEUTRAL. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

                          OPTIUM CORPORATION

                          /s/ Eitan Gertel

                          By:   EITAN GERTEL
                                -----------------------
                          Its:  Chief Executive Officer

                          EXECUTIVE


                          /s/   CHRISTOPHER E. BROWN
                                -----------------------
                          Name: Christopher E. Brown